Exhibit 99.15
Ashland Distribution Non-GAAP Metric Information
($ in thousands)

POCKET PROFIT	Q2 2008	Q2 2007

Operating Income	$13,084	$20,107

Net Income	$13,084	$20,107

Invested Capital January 31	$618,682	$639,787
Invested Capital February 28	587,943	647,585
Invested Capital March 31	576,938	619,485
Total	1,783,563	1,906,857
Average Invested Capital (Total/3)	594,521	635,619
Cost of Capital (13.0%/4)	3.250%	3.250%
Cost of Capital $ (COC$)	$19,322	$20,658

Pocket Profit	$(6,238)	$(551)
(Net Income less COC$)

NOTE:  Ashland Distribution changed some of its existing internal segment presentation methodologies during the quarter which caused the definition of "Pocket Profit" to be adjusted.  As a result of this change, income taxes have been taken out of the "Pocket Profit" calculation.  The removal of income taxes from the calculation above also affected monthly Invested Capital and moved the Cost of Capital percentage from its historical rate of  9.5% to 13%.  The prior period has been updated to conform to the current period's presentation.